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                                                                     EXHIBIT C-8


                               GPU SERVICE, INC.
                     EMPLOYEE INCENTIVE COMPENSATION PLAN

(Amending and Restating the former Management Incentive Compensation Plan of GPU Service Corporation, last amended and restated April 1, 1995. This Amendment and Restatement is dated December 1, 1998 and is effective beginning with the 1999 Plan Year)

                      ___________________________________


1.   Purpose
     -------

        The purpose of the GPU Service, Inc. Employee Incentive Compensation Plan (the "Plan") is to attract and retain highly qualified employees, to obtain from each the best possible performance, and to underscore the importance to them of achieving particular business goals.

2.   Definitions
     -----------

        For the purposes of the Plan, the following terms shall have the following meanings:

        A.    Awards.   Incentive Compensation Awards made pursuant to the Plan.
                        There shall be three classes of Awards -- Class I, Class
                        II and Class III.

        B.   Chief Executive Officer.  The Chief Executive Officer of the
                                       Company.

        C.    Company.  GPU Service, Inc.

        D.    Employee. An individual who is on the active, non-bargaining unit payroll of the Company at any time during the period for which an Award is made, and who is not eligible for an Award under the Incentive Compensation Plan for Elected Officers.

        E.    Performance Period.      The fiscal year (currently calendar) for
                                       which Awards are made.

3.      Effective Date
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        The effective date of the Plan is January 1, 1989.


4.      Amounts Available for Awards
        ----------------------------

        A. The aggregate amount available for Awards for any Performance Period shall be determined by the Chief Executive Officer.
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        B.    No Awards shall be made for a Performance Period if during such
              Performance Period no dividends were declared or paid on shares of Common Stock of GPU, Inc.

5.      Eligibility for Awards
        ----------------------

        A. The Chief Executive Officer shall determine the Employees, if any, who are eligible for Awards for each Performance Period. The Chief Executive Officer shall determine which Employees are eligible to receive Class I, Class II or Class III Awards.

        B. The Chief Executive Officer may include among Employees eligible for Awards for a Performance Period, Employees whose employment terminated (whether by reason of retirement, death, disability or other cause) during such Performance Period.

6.      Determination of Amounts of Awards
        ----------------------------------

        The Chief Executive Officer shall determine the amounts of Awards either at or following the end of the Performance Period to which they relate. The amount of the Awards to be made for any Performance Period shall be so determined in accordance with the methods and procedures set forth in the GPU System Management Incentive Compensation Administrative Manual
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        or its successor, the GPU Service, Inc. Employee Incentive Compensation
                              -------------------------------------------------
        Plan Administrative Manual for Corporate Employees or the GPU Service,
        --------------------------------------------------        ------------
        Inc. Employee Incentive Compensation Plan Administrative Manual for
        -------------------------------------------------------------------
        Operations Employees as in effect for such Performance Period (the
        --------------------
        "Manual").

7.      Form of Awards
        --------------

        Awards shall be made in cash.

8.      Payment of Awards
        -----------------

        An Award shall be paid as soon as practicable after it is made.

9.      Special Awards and Other Plans
        ------------------------------

        Nothing contained in the Plan shall prohibit the Company from granting special performance or recognition awards under such conditions, and in such form and manner as it sees fit, or from establishing other incentive compensation plans providing for the payment of incentive compensation to Employees.

10.     Amendment and Interpretation of the Plan.
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        A.    Action to amend the Plan from time to time or to terminate it entirely or to direct the discontinuance
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              of Awards either temporarily or permanently, may be taken by the
              Chief Executive Officer. No amendment or termination of the Plan shall reduce or otherwise affect an Award already made hereunder without the consent of the Employee affected.

        B. The decision of the Chief Executive Officer with respect to any questions arising in connection with the administration or interpretation of the Plan shall be final, conclusive and binding.

11.     Miscellaneous.
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        A.    All expenses and costs in connection with the operation of the
              Plan shall be borne by the Company.

        B. All Awards under the Plan are subject to applicable withholding for federal, state and local taxes.

        C. The Participation of any Employee in the Plan may be terminated at any time. No promise or representation, either express or implied, is made to any Employee with respect to continued employment, transfer or promotion because of his or her participation in the Plan.